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                                                                   Exhibit 99(a)





                       TIM HORTONS TO MERGE WITH WENDY'S

                       1,000-UNIT CHAIN LARGEST IN CANADA

          Transaction Should Have Positive Impact on Wendy's Earnings

DUBLIN, OHIO, August 8, 1995 -- (NYSE: WEN) Wendy's International,
Inc. announced today it has reached an agreement in principle to merge with Tim Hortons, a privately-owned Canadian restaurant chain, in a stock-for-stock, pooling-of-interest transaction valued at more than $400 million (US).

The agreement calls for the issuance of 16.2 million shares of Wendy's International common stock and the assumption of an estimated $125 million (US) of Hortons' debt, in exchange for all of the outstanding shares of Hortons' Canadian parent company. (The Wendy's stock issuance represents about 13.5 percent of the outstanding common stock post-acquisition.)

Tim Hortons, which has 1,000 company and franchise restaurants, will operate under current management as a separate Canadian subsidiary of Wendy's International. Ron Joyce, co-founder and sole owner of Tim Hortons, will become the chain's senior chairman and join the Wendy's board as a director.

The merger is expected to be completed in late 1995 or early next year. Completion of the transaction is subject to the approval of Wendy's board of directors, negotiation and execution of definitive agreements, confirmation that the transaction will be treated as a "pooling of interests", and satisfaction of customary conditions.

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Tim Hortons, founded in 1964,  is the largest national chain in the coffee and fresh baked goods segment. Restaurants are open 24 hours daily and peak sales are during the breakfast hours. The company had 1994 systemwide sales of $600 million (CAN) and expects to grow by more than $100 million in 1995.

Based on the historical performance of the two chains, Gordon F. Teter, Wendy's president and chief executive officer, said, "Exclusive of any one-time costs, we expect the transaction to have a positive impact on Wendy's earnings from day one."

MERGER STRENGTHENS BOTH CHAINS

"In Canada, Tim Hortons stands for the same kind of quality and value that Wendy's represents to U.S. consumers. We have worked closely with Ron Joyce and his management team since 1992 to build 13 highly successful Wendy's/Tim Hortons' combination units in Canada. We know the quality of the people as well as the products and are keenly aware of the tremendous philosophical and economic synergies that exist between our two chains," Teter added.

"The merger with Tim Hortons instantly expands and strengthens Wendy's market presence in Canada. Combined, Wendy's and Tim Hortons will have more than 1,186 restaurants there. Worldwide, total restaurants will increase to more than 5,500, with 1995 annualized systemwide sales exceeding $5 billion.

DUAL EXPANSION PLANNED

"We expect the transaction to further enhance Wendy's already strong growth rate. With Tim Hortons increasing revenues and adding new units at annual rates of 25 percent, we intend to continue aggressive independent development of both concepts."

"We will also expand the number of Wendy's/Hortons combo units as appropriate new sites are developed in Canada, as well as in the U.S. For example, 20 combo units are planned for this year alone, and at least 30 new openings annually thereafter," he said.
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"Overall, we believe this merger offers attractive new growth opportunities for our business and our shareholders," he concluded.

Teter added that the Wendy's/Tim Hortons combo units have been gaining strong popularity across Canada, providing a unique approach to foodservice convenience and consumer appeal. The buildings are free-standing, with a shared dining room which seats about 100 customers at booths and tables. Each restaurant has separate food preparation and storage areas as well as separate staffs.

Wendy's International, headquartered in Dublin, Ohio, has 1,283 company and 3,220 franchised restaurants in 34 countries worldwide, serving a variety of high quality products including freshly-made, old-fashioned hamburgers, chicken sandwiches, salads, baked potatoes and chili.

Wendy's reported 1994 revenues of $1.4 billion, and net income of $97.1 million, or fully diluted earnings per share of 91 cents. For the first half of 1995, revenues were up almost 6 percent to $687 million and net income was up 22 percent to $55.9 million, or 37 cents per share fully diluted.

Wendy's Old Fashioned Hamburgers restaurants were founded in Columbus, Ohio in 1969 by Dave Thomas, who named the chain after one of his daughters. The original Wendy's is still operating and has been restored as a living museum of Wendy's history.

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